Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES REDEMPTION OF ALL OUTSTANDING 10.500% SENIOR UNSECURED NOTES DUE 2024 AND 7.375% SENIOR SECURED NOTES DUE 2023 AND SUCCESSFUL EXECUTION OF TRANSACTIONS TO ENHANCE CAPITAL STRUCTURE

SAN JOSE, Calif. — Mar. 2, 2018 — Western Digital Corporation (NASDAQ: WDC) (“Western Digital” or the “company”) today announced that, in connection with the successful completion of previously disclosed transactions, it has redeemed all of its outstanding 10.500% senior unsecured notes due 2024 (the “2024 Notes”) and on Feb. 27, 2018, all of its outstanding 7.375% senior secured notes due 2023 (the “2023 Notes” and collectively with the 2024 Notes, the “Existing Notes”) and satisfied and discharged its obligations under the respective indentures.

Western Digital’s previously announced cash tender offer to purchase any and all of its outstanding 2024 Notes resulted in its accepting for purchase $2,724,957,000 in aggregate principal amount of the 2024 Notes as of the tender offer expiration date on Feb. 27, 2018. The redemption of the remaining 2024 Notes was funded by net proceeds from Western Digital’s previously announced offering of $2.3 billion aggregate principal amount of 4.750% senior notes due 2026 (the “4.750% Notes”), which closed on Feb. 13, 2018, together with available cash on hand. The redemption of the 2023 Notes was funded by net proceeds from the company’s previously announced $1.0 billion aggregate principal amount of 1.50% convertible senior notes due 2024, which closed on Feb. 13, 2018, with initial purchasers exercising in full their option to purchase an additional $100 million of the 1.50% convertible senior notes due 2024 on Feb. 16, 2018, the proceeds of its previously announced new $5.022 billion term loan A-1 facility maturing in 2023, reflecting a $1.0 billion increase over its previous term loan A facility, which closed on Feb. 27, 2018, and available cash on hand.

In addition, as previously announced, on Feb. 27, 2018, Western Digital obtained commitments for a $2.25 billion revolving credit facility maturing 2023, reflecting a $750 million increase in the size of its revolver, and borrowed $500 million thereunder to fund a voluntary prepayment of its existing USD term B-3 loan.

As a result of these financing transactions, based on the current capital structure and a current LIBOR rate of 1.67%, the company expects to reduce its GAAP annual interest expense to approximately $435

Western Digital Announces Redemption of All Outstanding 10.500% Senior Unsecured Notes Due 2024 and 7.375% Senior Secured Notes Due 2023 and Successful Execution of Transactions to Enhance Capital Structure

million to $440 million, compared to $808 million in the last twelve months ended Dec. 29, 2017. Annual non-GAAP interest expense, which excludes approximately $25 million to $30 million of noncash economic interest associated with the company’s convertible notes, is expected to be approximately $410 million to $415 million.

About Western Digital

Western Digital creates environments for data to thrive. The company is driving the innovation needed to help customers capture, preserve, access and transform an ever-increasing diversity of data. Everywhere data lives, from advanced data centers to mobile sensors to personal devices, our industry-leading solutions deliver the possibilities of data. Western Digital® data-centric solutions are marketed under the G-Technology™, HGST, SanDisk®, Tegile™, Upthere™ and WD® brands. Financial and investor information is available on the company’s Investor Relations website.

Non-GAAP Financial Measure

The company believes the presentation of non-GAAP interest expense, when shown in conjunction with the corresponding GAAP measure, provides useful information to investors for measuring the company’s financing cost and comparing it against prior periods. Specifically, the company believes non-GAAP interest expense provides useful information to both management and investors as it excludes certain noncash interest which is consistent with the financial models and estimates published by many analysts who follow the company and its peers and the company believes non-GAAP interest expense along with the related GAAP interest expense measure provide additional detail and comparability for assessing the company’s results. Non-GAAP interest expense is one of the primary indicators management uses for assessing the company’s performance and planning and forecasting future periods. Non-GAAP interest expense is not in accordance with, or an alternative for, interest expense prepared in accordance with GAAP and may be different from similarly titled measures used by other companies. Non-GAAP interest expense should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Western Digital Announces Redemption of All Outstanding 10.500% Senior Unsecured Notes Due 2024 and 7.375% Senior Secured Notes Due 2023 and Successful Execution of Transactions to Enhance Capital Structure

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning expected annual interest expense savings. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: volatility in global economic conditions; uncertainties with respect to the company’s business ventures with Toshiba; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; impacts of new tax legislation; and other risks and uncertainties listed in the company’s filings with the SEC, including the company’s Form 10-Q filed with the SEC on Feb. 6, 2018, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new events.

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Western Digital, the Western Digital logo, G-Technology, HGST, SanDisk, Tegile, Upthere and WD are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries.

Company contacts:

Western Digital Corp.

Media Contact:

Jim Pascoe

408.717.6999

jim.pascoe@wdc.com

Investor Contact:

Bob Blair

949.672.7834

robert.blair@wdc.com